EXHIBIT 99.1


Wednesday January 26, 4:08 pm Eastern Time

Company Press Release

SOURCE: Precision Response Corporation

Precision Response Corporation Reports Record
Revenues And Earnings For Fourth Quarter And
1999 Results

Fourth Quarter Revenues Up 35%; 1999 EPS Climbs to $0.37

MIAMI, Jan. 26 /PRNewswire/ -- Precision Response Corporation (Nasdaq: PRRC
- news) today reported strong financial results for the fourth quarter and year ended December 31, 1999.

The Company announced that revenue increased to a record $62.6 million for the quarter ended December 31, 1999, up 35% compared to $46.3 million for the same period a year ago. Net income totaled $3.0 million, or $0.13 per share (diluted), verses $1.2 million, or $0.06 per share (diluted) for the fourth quarter of 1998.

For the year ended December 31, 1999, the Company reported record revenue of $215.9 million, up 23% from $175.2 million in 1998. Net income increased 131% to $8.3 million or $0.37 per share (diluted) for the year ended December 31, 1999, compared to net income of $3.6 million or $0.17 per share (diluted), excluding restructuring and other non-recurring charges, for the same period in 1998.

PRC continued trends in the fourth quarter that developed throughout 1999 including growth in traditional customer care operations, the ramp-up of its Internet-based customer care or eCare operations, and improved asset utilization. PRC's eCare subsidiary, prcnetcare.com(SM), generated $3.2 million in revenue for the fourth quarter ended December 31, 1999, up 65% from $2.0 million for the third quarter of 1999. The subsidiary incurred expenses of approximately $4.2 million for the quarter as compared to approximately $2.6 million for the third quarter of 1999. For the fiscal year ended December 31, 1999, the subsidiary generated revenues of $6.7 million and incurred expenses of $9.7 million.

As previously announced on January 12, PRC signed a definitive agreement with USA Networks, Inc. (Nasdaq: USAI - news) whereby USAi would acquire all of the outstanding shares of PRC in a tax-free merger. The transaction is expected to close in the 2nd quarter of 2000. The Company's growing leadership position in eCare provided the impetus for the transaction, as PRC will integrate with USA's Electronic Commerce and Services division to manage a worldwide network of customer support activities focused on USA's electronic commerce initiatives as well as PRC's existing clients.

David Epstein, Chief Executive Officer of Precision Response Corporation, commented, "PRC's fourth quarter performance capped a defining year for the Company. Accelerating performance throughout the year led to the restoration of solid profitability and growth in our traditional call center operations, while we firmly established PRC as a first mover in migrating top-quality customer care to the Internet. The agreement to merge with USA, we believe, is a recognition by a true industry leader in electronic commerce of the power of our service offering. We feel that this combined entity will become the dominant market leader of the currently fragmented customer care sector."

In the fourth quarter, the Company added several significant new clients to its core teleservices business, including Franklin Health and Intuit. The Company continued to expand existing relationships with blue-chip clients such as AT&T, and also successfully commenced work on the priceline.com WebHouse Club venture, a key business win for prcnetcare.com(SM).

About PRC

Precision Response Corporation is a leader in outsourced customer care, providing a fully integrated mix of traditional call center and e-commerce customer care technologies and services. The prcnetcare.com(SM) subsidiary integrates interactive communications capabilities, such as telephone, e-mail and online chat/IP telephony, to better support e-commerce and customer relationship management. It was the first service to provide real-time live customer support over the Internet via the "click-to-talk", "click-to-e-mail", and "click-to-chat" functions. PRC partners with large corporations and high- growth Internet-focused companies, including American Express, priceline.com's WebHouse Club, AT&T, British Airways, and DIRECTV, to help them better develop pre- and post-sales customer relationships. The company is headquartered in Miami, Florida.

Forward-Looking Statements

This press release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, representing PRC's current expectations or beliefs concerning future events and goals. If and when used in this press release, the words "believes", "feels", "estimates", "plans", "expects", "intends", "anticipates", "made", "contemplates", "may", "could", "will" and similar expressions as they relate to PRC or its management are intended to identify forward-looking statements. Although PRC believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These expectations (such as the expected consummation of the acquisition of PRC by USA Networks, Inc., PRC's continuing growth and PRC's leadership position in eCare) involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences and impact future events include, but are not limited to: the failure of the acquisition of PRC by USA Networks, Inc. to be consummated at all or on a timely basis, the over estimation of the level of need and demand for customer support through the use of the Internet, the effective and timely marketing of InfiniteAccess and other Internet offerings by prcnetcare.com as well as its ability to increase utilization by existing clients, technical difficulties or errors, problems or excess costs incurred in connection with the development, implementation and/or further enhancement of InfiniteAccess and other Internet services and products and/or the integration of Internet technologies with current Company products and services, the maintenance of client relationships and existing programs (particularly since the Company's agreements with its clients generally do not assure that it will generate a specific level of revenue, do not designate it as the client's exclusive service provider and are terminable by the client on relatively short notice), the level of acceptance of use of InfiniteAccess and other Internet products and services offered by prcnetcare.com as compared to the products and services offered by its competitors, the achievement of satisfactory levels of both gross and operating margins and all other factors or risks detailed in the Company's other press releases and Securities and Exchange Commission filings.

    See Consolidated Statements of Operations.

              PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)
                                (Unaudited)

                      For the Three Months         For the Fiscal Year
                      Ended December 31,           Ended December 31,
                      1999          1998           1999          1998

Revenues              $62,576       $46,281        $ 215,920     $175,173
Operating expenses:
   Cost of services    50,727        39,365          177,668      153,638
   Selling, general
   and administrative
   expenses             6,560         4,806           23,249       23,290
   Restructuring and
   asset impairment
   charges               ---           ---             ---         13,583
Total operating
expenses:              57,287        44,171          200,917      190,511
Operating income/
(loss):                 5,289         2,110           15,003      (15,338)
Other income
(expense):
   Interest income         28            65               74          261
   Interest expense      (398)          (56)          (1,195)      (1,050)
Income (loss) before
income tax
provision (benefit)     4,919         2,119           13,882      (16,127)
Income tax provision
(benefit)               1,954           906            5,591       (5,938)
Net income (loss)      $2,965        $1,213           $8,291     $(10,189)

Net income (loss)
per common share:
   Basic                $0.14         $0.06            $0.38       $(0.47)
   Diluted              $0.13         $0.06            $0.37       $(0.47)

Weighted average number of
common shares outstanding:
   Basic               21,683        21,549           21,587       21,548
   Diluted             23,571        21,624           22,445       21,548


Note:


In the third quarter ended September 30, 1998, the Company recorded non-recurring restructuring and other special charges of $22.1 million before taxes with an after-tax impact of $13.8 million. Before non-recurring restructuring and other special charges, net income and earnings per share (diluted) for the year ended December 31, 1998, were $3.6 million and $0.17, respectively.

SOURCE: Precision Response Corporation